ANNEX B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

THE LGL GROUP, INC.

THE LGL GROUP, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.The name of the Corporation is The LGL Group, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [July 12, 2007] (as amended, the “Certificate of Incorporation”).

2.This Certificate of Amendment amends and restates Paragraph FOUR of the Certificate of Incorporation to read in its entirety as follows:

“FOURTH The aggregate number of shares of stock that the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of Common Stock, $0.01 par value per share.”

3.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this ___th day of _____________, 2021.

THE LGL GROUP, INC.

By:
Name:
Title:

6035819-1